Exhibit 5.3

Reed Smith LLP

Three Logan Square

Suite 3100

1717 Arch Street

Philadelphia, PA 19103

215.851.8100

Fax 215.851.1420

reedsmith.com

February 28, 2020

IN-TER-SPACE Services, Inc.

4830 North Loop 1604W. Suite 111

San Antonio, Texas 78249

Re:    Exchange Offer for 9.25% Senior Notes due 2024 of Clear Channel Worldwide Holdings, Inc.

Ladies and Gentlemen:

We are issuing this opinion letter as Pennsylvania counsel to IN-TER-SPACE Services, Inc., a Pennsylvania corporation (the “Company”), in connection with the Company’s guarantee of up to $1,901,525,000 in aggregate principal amount of 9.25% Senior Notes due 2024 (the “Exchange Notes”) to be issued by Clear Channel Worldwide Holdings, Inc., a Nevada corporation (the “Issuer”), in connection with an exchange offer being made pursuant to a Registration Statement on Form S-4 (as it may be supplemented or amended, the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) on February 28, 2020 under the Securities Act of 1933, as amended (the “Securities Act”). The Exchange Notes are to be issued pursuant to the Indenture, dated as of February 12, 2019 (the “Original Indenture”), among the Issuer, the guarantors named therein (including the Company) and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a Supplemental Indenture, dated as of May 1, 2019, among the Issuer, the guarantors named therein (including the Company), and the Trustee (the “First Supplemental Indenture”), and as further supplemented by the Second Supplemental Indenture, dated as of August 23, 2019, among the guaranteeing subsidiaries named therein and the Trustee (as so further supplemented, the “Indenture”).

In our capacity as such Pennsylvania counsel, we have examined electronic copies, identified to our satisfaction, of the following documents:

(a)	the Registration Statement;

(b)	the Indenture;

(c)	the Company’s Articles of Incorporation and Bylaws, each certified as of the date hereof to us by an officer of the Company (collectively, the “Company Charter Documents”);

(d)	a copy of the subsistence certificate issued by the Secretary of the Commonwealth of the Commonwealth of Pennsylvania dated February 18, 2020 (the “Subsistence Certificate”); and

(e)	a written consent of the board of directors of the Company, dated February 6, 2019, with respect to the filing of the Registration Statement and the Company’s guarantee of the Exchange Notes.

The opinion given in paragraph 1 below is based solely upon the Subsistence Certificate.

In connection with this opinion, we have made such examinations of law as we have deemed appropriate and have relied, without independent verification, upon certificates of public officials and, as to matters of fact material to our opinion, also without independent verification, upon representations made in the documents that we have examined and upon certificates and other inquiries of officers of the Company.

ABU DHABI ◆ ATHENS ◆ AUSTIN ◆ BEIJING ◆ BRUSSELS ◆ CENTURY CITY ◆ CHICAGO ◆ DALLAS ◆ DUBAI ◆ FRANKFURT ◆ HONG KONG

HOUSTON ◆ KAZAKHSTAN ◆ LONDON ◆ LOS ANGELES ◆ MIAMI ◆ MUNICH ◆ NEW YORK ◆ PARIS ◆ PHILADELPHIA ◆ PITTSBURGH ◆ PRINCETON

RICHMOND ◆ SAN FRANCISCO ◆ SHANGHAI ◆ SILICON VALLEY ◆ SINGAPORE ◆ TYSONS ◆ WASHINGTON, D.C. ◆ WILMINGTON

IN-TER-SPACE Services, Inc. February 28, 2020 Page 2

We have assumed the legal capacity and competence of natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies, and the completeness of all documents reviewed by us. We have also assumed, without independent verification, (i) that the parties to the Indenture and the other agreements, instruments and documents executed in connection therewith, other than the Company, have the power (including, without limitation, corporate or limited liability company power where applicable) and authority to enter into and perform the Indenture and such other agreements, instruments and documents, (ii) the due authorization, execution and delivery by such parties, other than the Company, of the Indenture and such other agreements, instruments and documents, and (iii) that the Indenture and such other agreements, instruments and documents constitute legal, valid and binding obligations of each such party, including the Company, enforceable against each such party, including the Company, in accordance with their respective terms.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

1.	The Company is a corporation that is subsisting under the laws of the Commonwealth of Pennsylvania.

2.	The Company has the corporate power and authority to enter into, deliver and perform its obligations under the Indenture.

3.	The Original Indenture and the First Supplemental Indenture have been duly authorized, executed and delivered by the Company.

4.	The guarantee of the Exchange Notes by the Company pursuant to the Indenture has been duly authorized by the Company.

5.

The execution and delivery by the Company of the Original Indenture and the First Supplemental Indenture, the consummation of the transactions contemplated by the Indenture and the compliance by the Company with its obligations thereunder, and the guarantee by the Company of the Exchange Notes pursuant to the Indenture, (a) will not contravene any provision of the Company Charter Documents and (b) do not violate any officially published statute, rule or regulation of the Commonwealth of Pennsylvania that we have, in the exercise of customary professional diligence, recognized as applicable to the Company or to transactions of the type contemplated by the Indenture.

6.

No consent, waiver, approval, authorization or order of any Pennsylvania court or governmental authority of the Commonwealth of Pennsylvania is required for the execution and delivery by the Company of the Original Indenture and the First Supplemental Indenture, the performance by the Company of its obligations under the Indenture, or the guarantee by the Company of the Exchange Notes pursuant to the Indenture, except such as may be required under (a) the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and (b) any state securities or blue sky laws, rules and regulations.

The opinions stated herein are subject to the following qualifications:

(a)

we do not express any opinion with respect to the effect on the opinions stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and the opinions stated herein are limited by such laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

IN-TER-SPACE Services, Inc. February 28, 2020 Page 3

(b)

except to the extent expressly stated in the opinions contained herein, we do not express any opinion with respect to the effect on the opinions stated herein of (i) the compliance or non-compliance of any party to the Indenture with any laws, rules or regulations applicable to such party or (ii) the legal status or legal capacity of any party to the Indenture;

(c)

we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to the Indenture or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(d)

we do not express any opinion with respect to any tax, securities, antifraud, anti-bribery, anti-terrorism, criminal, antitrust, consumer credit, usury, debt collection, privacy, derivatives, public utility, zoning, land use, or commodities laws, rules or regulations or any laws, rules or regulations of any political subdivisions of the Commonwealth of Pennsylvania, or any provision regarding waiver of jury trial, consent to venue or jurisdiction, power of attorney, set-off, choice of law, service of process or indemnification; and

(e)

the opinions stated herein are limited to the agreements and documents specifically identified in the opinions contained herein without regard to any agreement or other document referenced in such agreement or document (including agreements or other documents incorporated by reference or attached or annexed thereto).

We express no opinion as to the law of any jurisdiction other than the Commonwealth of Pennsylvania.

This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. This opinion is given as of the date hereof only and not as of any future date, and we do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur or be brought to our attention.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.3 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. Kirkland & Ellis LLP may rely upon our opinion in connection with its opinion being delivered with respect to the Registration Statement to the same extent as if it were an addressee hereof.

Very truly yours,

/s/ Reed Smith LLP

REED SMITH LLP